Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 14, 2017 (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements), in the Registration Statement and related Preliminary Prospectus of Avinger, Inc. for the sale of 9,950,000 shares of its common stock.

/s/ Ernst & Young LLP

San Francisco, California

November 3, 2017